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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

ASI TECHNOLOGY FORMS SPECIALTY FINANCE SUBSIDIARY - LICENSED AS MORTGAGE BROKER
 AND BANKER APPOINTS BANKING VETERAN JOHN BLACKMON AS PRESIDENT OF FINANCE UNIT

(LAS VEGAS, NEVADA, MARCH 15, 2007)--ASI TECHNOLOGY CORPORATION (OTCBB: ASIT) reported today that it recently incorporated ASI Capital Corporation as a wholly-owned subsidiary to focus on the Company's specialty finance activities. The subsidiary is licensed as both a mortgage broker and mortgage banker in Nevada.

The Company has made loans ("bridge financing") to homebuilders, during the pre-construction development and permitting phase, including land acquisition. Its focus to date has been on short-term, one year or less, high interest bridge loans. With a recent $2.4 million additional capital infusion, the Company expects to expand the scope of its lending to include other commercial property loans, venture capital loans and select residential loans along with performing loan brokerage and related activities.

The Company also announced the appointment of banking veteran John Blackmon as president of ASI Capital Corporation responsible for its lending activities. Mr. Blackmon advised the Company on the formation and licensing of the new subsidiary. Mr. Blackmon has more than 25 years of executive level banking and lending experience. He was President and CEO of SouthwestUSA Bank in Las Vegas from September 2004 to May 2006. From 2000 to 2004 he was a senior loan officer at Valley Bank in Nevada. He has a B.S. in Economics from Whitman College, an MBA from the University of Washington and a Graduate Degree in Banking from Pacific Coast Banking School.

Jerry E. Polis, ASI Chairman and President stated, "We are excited about this business expansion and pleased that John, with his extensive lending experience and wealth of local contacts, will be heading our new subsidiary. I have worked with John in the past and am confident he can meet the challenges of this new position."

"ASI has demonstrated lending success and this track record, along with Chairman Polis' extensive experience in real estate and venture lending, provides the foundation for growth," commented Blackmon. "There is no shortage of profitable lending opportunities in the growing Southwest and I am very excited about this opportunity."

ABOUT ASI TECHNOLOGY CORPORATION (www.asiplasma.com) - ASI is a specialty finance and investment company that provides specialty finance loans and invests in new technologies.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This document contains forward-looking statements relating to future performance and technology development that may affect future results of the company. Actual results could be affected or differ materially from those projected in the forward-looking statements as a result of risks and uncertainties, loan and development results, competition, general economic factors, and other factors identified and discussed in the Company's most recent filings with the Securities and Exchange Commission. The Company's loans and investments are subject to many risks including default and nonpayment. Failure to collect on loans or investments could have an adverse effect on the Company's operations. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from the Company's current expectations.

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FOR FURTHER INFORMATION CONTACT:
Jerry E. Polis
Chairman of ASI Technology
702.734.1888 - jerrypolis@aol.com

John Blackmon
President of ASI Capital Corporation
702.405.2300 - jblackmon@asicapital.com